Exhibit 10.2
Confidential Treatment Requested

SUBSCRIPTION RIGHTS PURCHASE AGREEMENT

Between

FFP

And

Etablissements Peugeot Frères

And

General Motors Holdings LLC

February 29, 2012

SUBSCRIPTION RIGHTS PURCHASE AGREEMENT

BETWEEN THE UNDERSIGNED:

General Motors Holdings LLC, a Delaware limited liability company with headquarter at Renaissance Center, Detroit, MI 48265, USA (“GMH” or “Buyer”),

on the first part,

AND

FFP, a public limited company (société anonyme) organized under the laws of France, the registered office of which is located at 75 avenue de la Grande Armée in Paris (75116), registered with the Registry of Commerce and Companies of Paris under No. 562 075 390 (“FFP” or “Seller”), on the second part,

AND

Etablissements Peugeot Frères, a public limited company (société anonyme) organized under the laws of France, the registered office of which is located at le Rocher, 7 rue de Beaulieu in Valentigney (25700), registered with the Registry of Commerce and Companies of Belfort under No. 875 750 317 (“EPF” or “Seller”), on the third part,

EPF and FFP are jointly hereinafter referred to as the “Sellers”; each Seller shall be liable for its own obligations under this Agreement (no joint and several liability).

Buyer and Sellers are individually hereinafter referred to as a “Party” and collectively as the “Parties”.

IN THE PRESENCE OF:

Peugeot S.A., a French société anonyme with headquarter at 75 Avenue de la Grande Armée, 75116 Paris, France (the “Company”).

RECITALS

The Company is listed on Euronext Paris whose shares (the “Shares”) are registered under the ISIN number FR0000121501 UG.

The Sellers own in concert 72,479,334 Shares of the Company representing approximately 30.97% of the share capital and 45.62% of the voting rights of the Company.

On the date hereof, the Company and GMH have entered into a master agreement that relates to a strategic alliance between the Company and GMH (the “Alliance”) which contemplates, inter alia, the sharing and joint development of certain platforms and modules, and the creation of a joint global purchasing platform between the Buyer and the Company (the “Master Agreement”). The Master Agreement provides that GMH will, following the Capital Increase (as defined below) of the Company, take a stake in the shares of the Company of 7% of the capital of the Company, in accordance with the terms and conditions set out in the Master Agreement.

Concurrently with the execution of the Master Agreement, (i) the Company intends to increase its share capital by way of a share capital increase of approximately one 1,000,000,000 Euros, but not less than 950,000,000 Euros (issuance premium included), with preferential subscription rights (droit préférentiel de souscription) (the “Subscription Rights”), (ii) the Sellers have irrevocably agreed to exercise for (a) EPF the number of Subscription Rights that EPF shall exercise to subscribe to new shares of the Company thanks to the price of its sold unexercised Subscription Rights (neutral transaction based on total Subscriptions Rights allocated to EPF) and for (b) FFP, 50% of the Subscription Rights allocated to FFP (the “Sellers' Subscription Undertaking”, a copy of which is attached as Schedule 1 to this Agreement), (iii) the Buyer has decided to enter into this agreement (the “Agreement”) in order to purchase all the Sellers' Subscription Rights which will not be exercised by the Sellers in accordance with the Sellers' Subscription Undertaking and (iv) the Company has executed a commitment letter with joint-bookrunners regarding the underwriting by the joint-bookrunners and other financial institutions to act as co-lead managers and/or as managers of the Capital Increase for an amount of 1,000,000,000 Euros (issuance premium included), minus the amount subscribed by the Sellers and by GMH. For the purpose of this Agreement, “Capital Increase” shall refer to the capital increase referred to above, as implemented in accordance with the principles described in (i) to (iv) above.

On the date hereof, GMH has also entered into a share purchase agreement with the Company (the “SPA”) regarding the purchase by GMH of treasury shares of the Company.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE 1 - PURCHASE AND SALE OF SUBSCRIPTION RIGHTS

In accordance with the terms and conditions set forth herein and subject to the satisfaction of the Conditions provided in Article 2, the Sellers hereby shall sell, transfer and deliver to the Buyer and the Buyer shall purchase from the Sellers, a number of “N” Subscription Rights as defined in Article 3 - herein (the “Sold Subscription Rights”).

The Sold Subscription Rights are sold and transferred to the Buyer with all rights and obligations attached thereto.

The purchase and sale of the Sold Subscription Rights is referred to in this Agreement as the “Transaction”.

ARTICLE 2 - CONDITIONS TO THE TRANSACTION

The sale and purchase of the Sold Subscription Rights is conditional upon satisfaction of the following conditions:

•
as condition precedent, the issuance of the Subscription Rights by the Company to the benefit of the Sellers as part of the Capital Increase and the effective allocation of such Sold Subscription Rights of the Sellers's shareholder account;

•
as condition subsequent, the occurrence of the settlement and delivery of the Capital Increase (including the settlement and delivery of all the Shares resulting from the exercise by GMH of its Subscription Rights) on or before [* * *]. If the settlement and delivery of the Capital Increase (including the settlement and delivery of all the Shares resulting from the exercise by GMH of its Subscription Rights) has not occurred within such term, this Agreement shall be terminated (résolu de plein droit).

If the condition precedent mentioned above is not satisfied on or before [* * *], this Agreement shall lapse and become null and void and of no further force and effect, except Section 8.2 which shall remain in force for a period of two (2) years as from the date hereof. Each Party will be released of its respective obligations under the present Agreement without any indemnity obligation towards the other Party and each Party will pay all its own costs and expenses.

ARTICLE 3 - QUANTITY OF THE SOLD SUBSCRIPTIONS RIGHTS

The “N” number of Sold Subscription Rights shall be equal to (i) the total number of Subscription Rights allocated to FFP and EPF, minus (ii) the Sellers' Subscription Rights which shall be exercised in accordance with the Sellers' Subscription Undertaking.

The number of Sold Subscription Rights to be sold by FFP (“N1”) shall be equal to 50% of the Subscription Rights allocated to FFP.

The number of Sold Subscription Rights to be sold by EPF (“N2”) shall be equal to N minus N1.

ARTICLE 4 - Purchase Price

4.1	Amount of the Purchase Price

The purchase price of the Sold Subscription Rights (the “Purchase Price”) shall be the result of multiplying the “N” number of Subscription Rights by the Price per Subscription Right, where the “Price per Subscription Right” shall correspond to the theoretical value of a Subscription Right (the “Value”) calculated as follows:

Trading Price - Subscription Price
1 + Subscription Ratio
Index:

•
“Trading Price”: volume weighted average price published by Bloomberg (UG FP <Equity> VWAP) on the last full trading day before the announcement of the terms of the Capital Increase, such date of announcement contemplated to be [* * *];

•	“Subscription Price”: subscription price per Share;

•	“Subscription Ratio”: (x) Subscription Rights give the right to subscribe on an irreducible basis a number of (y) new shares: x/y.

4.2	Payment of the Purchase Price and Delivery of the Subscription Rights

Subject in any event to the condition precedent mentioned in Article 2 being satisfied:

•	The Sellers shall, within three Business Days of the date of receipt by the Sellers of the Sold Subscription Rights (the “Closing Date”) deliver to the Buyer the Sold Subscription Rights.

•
The Buyer shall deliver to the Sellers, on the Closing Date, the Purchase Price due to each Seller in consideration of their respective Sold Subscription Rights (i.e., N1 and N2) in cash by a single wire transfer of immediately available funds in Euros to the bank account, for FFP No. FR76 3005 6000 3000 3020 0473 265 open in the book of the bank HSBC and for EPF No. FR76 3005 6000 3000 3020 0433 010 open in the book of the bank HSBC.

•
Payment of the Purchase Price and delivery of the Subscription Rights shall be made, through an application SLAB (Euroclear system) or equivalent application to transfer from Sellers to Buyer the Subscription Rights outside the central book order of Euronext Paris. FFP has appointed Société Générale, EPF has appointed Société Générale and Buyer will also appoint an Investment Services Provider to undertake the application.

4.3	No influence of the Parties on Company trading

As the calculation of the Purchase Price depends on the closing price of the Share on the Business Day before the pricing of the Capital Increase, each Party undertakes not acquire or sell, directly or indirectly, acting alone or in concert, any shares or securities giving access to the share capital of the Company or enter into any transaction having a similar economic effect, as from the date of this Agreement and the date of the visa of the Autorité des marchés financiers on the securities note (note d'opération), except, with regards to GMH and the Company, as set forth in the SPA.

Furthermore neither the Buyer nor any Seller, any of their affiliates or any person acting on their behalf has made or will make bids or purchases for the purpose of creating actual or apparent active trading in, or of raising or decreasing the price of, any Shares or any right to purchase Shares or securities convertible into or exchangeable or exercisable for Shares that is designed to constitute or that has constituted, or that might reasonably be expected to cause or result in, manipulation of the price of any security of the Company.

ARTICLE 5 - EXERCISE OF THE SUBSCRIPTION RIGHTS BY THE BUYER

Subject to the exercise by the Sellers of a number of Subscription Rights corresponding to the Sellers' Subscription Undertaking, the Buyer undertakes to exercise all the Sold Subscription Rights to subscribe on an irreducible basis to new shares of the Company in connection with the Capital Increase (a copy of the letter sent by the Buyer to the Company in respect of this undertaking is attached as Schedule 2 to this Agreement).

The Parties shall inform the Company of the undertaking of the Buyer under this Article 5 and the Company shall be entitled to disclose the undertaking of the Buyer under this Article 5 in its publicly available communication relating to the Capital Increase, notably in the securities note (note d'opération) having the visa of the Autorité des marchés financiers (the “AMF”).

The Buyer undertakes to abide by any French securities laws that may be triggered by the purchase of the new shares of the Company in connection with the Capital Increase.

ARTICLE 6 - REPRESENTATIONS AND UNDERTAKINGS OF SELLERS

6.1	Each Seller undertakes to exercise all of its Subscription Rights which shall be exercised in accordance with the Sellers' Subscription Undertaking.

6.2
To the Sellers's knowledge, the Company has the required valid authorizations to proceed with the Capital Increase pursuant to its EGM dated May 31, 2011, the Capital Increase has been validly authorized by the Supervisory Board of the Company.

6.3
The Company has informed the Sellers that the Supervisory Board has approved the Capital Increase and the Sellers support the Capital Increase in accordance with its terms and shall not take any action to prevent, frustrate or delay it.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers:

7.1.1	Corporate Status

The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is organized.

7.1.2	Authorizations

The Buyer has the power and authority to enter into this Agreement, and the documents necessary for the consummation of the Transaction, and to perform its obligations hereunder.

7.1.3	Authority

The Buyer has the full corporate power and authority to enter into this Agreement and to acquire and pay the Subscription Rights as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the necessary corporate action of Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

7.2	Representations and Warranties of Sellers

Each Seller represents and warrants to Buyer:

7.2.1	Corporate Status

Each Seller is a company, is duly organized and validly existing under the laws of the jurisdiction in which it is organized.

7.2.2	Authorizations

Each Seller has the power and authority to enter into this Agreement, and the documents necessary for the consummation of the Transaction, and to carry out its obligations hereunder.

7.2.3	Authority

Each Seller has the full corporate power and authority to enter into this Agreement and to transfer, assign and deliver the Subscription Rights as provided in this Agreement. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the necessary corporate action of each Seller, and this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

7.2.4	Information

No Seller is aware of any information (including without limitation any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Company) that is not described in the Company's most recent annual report or subsequent information publicly disclosed (collectively, the “Publicly Available Information”) that is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries except for all information relating to the Alliance and the Capital Increase; to the best of the Sellers' knowledge, the Publicly Available Information is accurate and complete in all material respects except for all information relating to the Alliance and the Capital Increase and the sale of the Sold Subscription Rights will not constitute a violation of any applicable laws or regulations.

7.2.5	Sold Subscription Rights

The Sellers are not a party to any other agreement or arrangement relating to the ownership or disposition of the Sold Subscription Rights other than this Agreement.

ARTICLE 8 -MISCELLANEOUS

8.1	Notices

Any notices or other communications required or permitted hereunder shall be given in writing (in English) and hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as mentioned below or to such other address as the parties shall have given notice of pursuant hereto:

FFP:	Buyer:
Attention: Alain Chagnon Address: 75 avenue de la Grande Armée 75116 PARIS France Tel.: +33 1 40 66 42 11 Fax: +33 1 40 66 46 77 Email: alain.chagnon1@mpsa.com	Attention: General Counsel Address: General Motors Holdings LLC 300 Renaissance Center Detroit, MI 48265 USA Fax: +1 248 267 4497 Email: michael.millikin@gm.com

EPF:
Attention: Thierry de Poncheville Address: 75 avenue de la Grande Armée 75116 PARIS France Tel.: +33 1 40 66 53 40 Fax: +33 1 40 66 59 92 Email: thierry.deponcheville@mpsa.com

8.2	Confidentiality

For a period of two (2) years following the date hereof, the terms of this Agreement shall be kept confidential by the Parties except (a) with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed); (b) in connection with any court or other proceeding commenced between any of the Parties and the Party so originating such proceeding shall have requested confidential treatment if any matter or information to be disclosed from the relevant government authority; (c) if any Party should be required by, or acting reasonably consider it necessary to disclose such matter or information to, any government authority, to the extent so required by such government authority; or (d) if required by applicable laws or regulations to the extent so required.

For the avoidance of doubt, the Parties acknowledge and agree that the Transaction and undertaking under Article 5 shall be disclosed in the public release announcing the Capital Increase and other documentation of the Capital Increase.

8.3	Amendment - Waiver

No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all the Parties. No failure to enforce any of his or its rights hereunder at any time or for any period of time by any Party shall be deemed a waiver thereof. No waiver of any of the rights of any Party contained herein or arising hereunder shall be valid unless in writing and signed by such Party to be charged with such waiver.

8.4	Remedy

Notwithstanding any provision of this Agreement, it is expressly agreed and understood that, as an essential condition to this Agreement being entered into by the Parties, each of the Parties has agreed to waive to the fullest extent possible its rights under articles 1142 and subsequent of the French Civil Code (Code civil) in order for the other Parties to seek specific performance as a remedy.

8.5	Applicable Law and Jurisdiction

This Agreement shall be governed by and construed and enforced in accordance with the laws of France.

Notwithstanding any other provision to the contrary contained in this Agreement, any dispute arising out of or in connection with this Agreement, including a dispute as to the validity, interpretation, performance or termination of this Agreement or this Section or any obligation arising out of or in connection with this Agreement, shall be referred to and finally resolved by arbitration by three arbitrators pursuant to the Rules of Arbitration of the International Chamber of Commerce, which rules are deemed to be incorporated by reference to this clause.

The proceedings shall take place in Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English. The arbitration award shall be final, non-appealable, and binding on all Parties.

The Parties acknowledge that nothing in this Section shall prevent a Party from referring to the President of the Tribunal de Commerce de Paris through summary proceedings (requêtes, référés or en la forme des référés) prior to or after the initiation of an arbitration procedure under this Section any request for an interim protection or conservatory order (mesures conservatoires).

8.6	Expenses

The parties hereto shall pay their own respective expenses for the drafting, the negotiation, the execution and the performance of this Agreement, including attorney's and accountants' and other professional advisors' fees.

Any transfer taxes or stamp duties or similar taxes (including, but not limited to, the taxe sur les transactions financières) and any other charges and costs relating thereto that may become payable as a result of the signing or execution of this Agreement or the transfer of the Subscription Rights shall be borne by the Buyer exclusively.

8.7	Severability

If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or has similar economic effect on the Transaction as the original provision.

8.8	Assignment

The rights and obligations under this Agreement may not be assigned or delegated by any Party hereto, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of the other Party hereto. Notwithstanding the foregoing, GMH shall have the right to assign its rights and obligations under this Agreement to an Authorised Subsidiary without the prior written consent of the Company, provided that GMH shall remain jointly and severally liable with this Authorised Subsidiary for all of its obligations under the Agreement. As from the date of such assignment, this Authorised Subsidiary will be deemed to be the Buyer under this Agreement.

For the purpose of this clause 8.8, “Authorised Subsidiary” means any wholly-owned Affiliate (as defined in the Master Agreement) of GMH having the words “General Motors” or “GM” in its corporate name. For the avoidance of doubt, neither Adam Opel AG, Chevrolet Europe GmbH nor any of their subsidiaries shall be considered as an Authorised Subsidiary.

Signed on February 29, 2012, in four (4) originals.

GENERAL MOTORS HOLDINGS LLC

By: /s/Stephen J. Girsky
Name: Stephen J. Girsky

FFP

By: /s/Alain Chagnon
Name: Alain Chagnon

EPF

By: /s/Thierry Mabille de Poncheville
Name: Thierry Mabille de Poncheville

PEUGEOT S.A.

By: /s/Jean-Baptiste Chasseloup de Chatillon
Name: Jean-Baptiste Chasseloup de Chatillon

Schedule 1 - Sellers' Subscription Undertaking

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Schedule 2 - Buyer's subscription undertaking

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Schedule 3 - Theoretical Example of Calculation of N2 *

(For illustration purposes only)

Price	16.00 €
Discount to TERP	(35)%
Number of new shares	112 301 648
Number of existing shares	234 049 344
TERP	13.70 €

Inputs:
T= number of right of EPF	19 115 760
A= Nb of right to have 1 share	2.08
B= Price of capital increase	8.90 €
C= Theorical price of right	2.30 €
N2= Number of EPF rights sold to GMH

N2= (T x B) / [(A x C) + B]

N2 =	12 425 244

* numbers are just mentioned as an example to present the theoretical calculation and do not intend to reflect the numbers that shall be used